   As filed with the Securities and Exchange Commission on October 15, 1997
                                                 Registration No. 333-
                                                                      ----------
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        CITIZENS FIRST FINANCIAL CORP.
 (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                                                         37-1351861
(state or other jurisdiction of                                 (IRS Employer
incorporation or organization)                               Identification No.)


                          2101 NORTH VETERANS PARKWAY
                          BLOOMINGTON, ILLINOIS 61704
                                (309) 661-8700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

        CITIZENS FIRST FINANCIAL CORP. 1996 STOCK-BASED INCENTIVE PLAN
                           (Full Title of the Plan)
                     ----------------------------------------

C. WILLIAM LANDEFELD                      COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER     LAWRENCE M.F. SPACCASI, ESQUIRE
CITIZENS FIRST FINANCIAL CORP.            MARC P. LEVY, ESQUIRE
2101 NORTH VETERANS PARKWAY               MULDOON, MURPHY & FAUCETTE
BLOOMINGTON, ILLINOIS 61704               5101 WISCONSIN AVENUE, N.W.
(309) 661-8700                            WASHINGTON, DC  20016
(Name, address, including zip code,       (202) 362-0840
and telephone number, including area
code, of agent for service)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
                   Act of 1933, check the following box. / X /


Title of each                                            Estimated
  Class of                                               Aggregate
Securities to      Amount to be     Proposed Purchase    Offering    Registration
be Registered      Registered(1)     Price Per Share      Price          Fee
----------------------------------------------------------------------------------
Common Stock         281,750
$.01 par Value      Shares (2)         $12.31(3)        $3,468,342     $1,051
----------------------------------------------------------------------------------
Common Stock         112,700
$.01 par Value      Shares (4)         $13.79(5)        $1,554,533     $  471
==================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Citizens First Financial Corp. 1996 Stock-Based Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Citizens First Financial Corp. pursuant to 17 C.F.R. ss.230.416(a).
(2) Represents the total number of shares currently reserved or available for issuance upon the exercise of stock options pursuant to the Plan.
(3) The exercise price of the options, which equals the average of the high and low prices listed on the American Stock Exchange on November 12, 1996, the date the options under the Plan were granted.
(4) Represents the total number of shares currently available for issuance as stock awards under the Plan.
(5) The weighted average price determined by the aggregate purchase price of $1,554,533 at which the 112,700 shares have been purchased for satisfying awards under the Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

Number of Pages 17
Exhibit Index begins on Page 10

CITIZENS FIRST FINANCIAL CORP.

PART I    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Citizens First Financial Corp. (the "Company" or the "Registrant") 1996 Stock-Based Incentive Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Form 10-KSB filed by the Registrant (File No. 1-14274) with the SEC on March 28, 1997, which includes the consolidated balance sheet of Citizens First Financial Corp. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996, together with the related notes and the report of Geo. S. Olive & Co. LLC, independent certified public accountants. The consolidated statements of income and cash flows for the year ended December 31, 1994 have been restated to reflect the pooling of interests with Fairbury Federal Savings and Loan Association and subsidiary as described in the notes to the consolidated financial statements. Those statements were audited by Clifton Gunderson L.L.C. (formerly Clifton, Gunderson & Co.), whose report has been relied upon by Geo.
S. Olive & Co., LLC and incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

      (b) The Form 10-QSB report filed by the Registrant for the fiscal quarters ended March 31, 1997 and June 30, 1997 (File No. 1-14274), filed with the SEC on May 15, 1997 and August 14, 1997, respectively.

      (c) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 1-14274), as filed with the SEC on February 13, 1996 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder.

      (d) All documents filed by the Registrant pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None

      The consolidated statements of financial condition of the Bank and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, equity capital, and cash flows for each of the years in the three-year period ended December 31, 1996, together with the related notes and the reports of Geo. S. Olive & Co. LLC, and Clifton Gunderson L.L.C. (formerly Clifton, Gunderson & Co.), independent certified public accountants, incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

      The validity of the Common Stock offered hereby has been passed upon by Muldoon, Murphy & Faucette, Washington, DC, for the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administer the Plan.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no
further  right  to  appeal  (hereinafter  a  "final   adjudication")  that  such
indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In: (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that; and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

      The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-B):

      4        Stock Certificate of Citizens First Financial Corp.1

      5 Opinion of Muldoon, Murphy & Faucette, Washington, DC, as to the legality of the Common Stock registered hereby.

      23.1 Consent of Muldoon, Murphy & Faucette (contained in the opinion included as Exhibit 5).
      23.2     Consent of Geo. S. Olive & Co. LLC.
      23.3     Consent of Clifton Gunderson L.L.C.

      24       Power of Attorney is located on the signature pages.

--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form SB-2 (SEC No. 33-556), as amended, filed with the SEC on January 24, 1996 and declared effective on March 11, 1996.

ITEM 9.   UNDERTAKINGS

     (a)   The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                 (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                 (iii) Include  any  material  information  with  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

            (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities registered that remain unsold at the termination of the Offering.

      (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                  SIGNATURES

            Pursuant to the requirements of the Securities Act, Citizens First Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Illinois, on October 15, 1997.

                                  CITIZENS FIRST FINANCIAL CORP.



                                 By: /s/ C. William Landefeld
                                          ------------------------
                                          C. William Landefeld
                                          President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Landefeld) constitutes and appoints C. William Landefeld and Mr. Landefeld appoints Richard F. Becker, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Name                    Title                                 Date
    ----                    -----                                 ----

/s/                         Chairman of the Board                        , 1997
------------------------                                       ----------
Donald L. Wainscott


/s/ C. William Landefeld    President, Chief Executive         October 15, 1997
------------------------    Officer and Director
C. William Landefeld


/s/ Richard F. Becker       Senior Vice President and          October 15, 1997
------------------------    Secretary
Richard F. Becker

/s/ Dallas G. Smiley        Senior Vice President, Treasurer   October 15, 1997
------------------------    and Chief Financial Officer
Dallas G. Smiley


/s/ Bryce A. Sides          Director                           October 15, 1997
------------------------
Bryce A. Sides


/s/ Lyle J. Honegger        Director                           October 15, 1997
------------------------
Lyle J. Honegger


/s/ Lowell M. Thompson      Director                           October 15, 1997
------------------------
Lowell M. Thompson

                                             EXHIBIT INDEX
                                             -------------


                                                                                             Sequentially
                                                                                               Numbered
                                                                                                 Page
 Exhibit No.     Description            Method of Filing                                       Location
------------     ------------------     -------------------------------------                ------------

      4          Stock Certificate of   Incorporated herein by reference from the Exhibits        --
                 Citizens First         of the Registrant's Registration Statement on Form
                 Financial Corp.        SB-2 filed with the SEC on January 24, 1996 and
                                        declared effective on March 11.

      5          Opinion of Muldoon,    Filed herewith.                                           12
                 Murphy & Faucette

    23.1         Consent of Muldoon,    Contained in Exhibit 5 hereof.                            12
                 Murphy & Faucette

    23.2         Consent of Geo. S.     Filed herewith.                                           15
                 Olive & Co. LLC

    23.3         Consent of Clifton     Filed herewith.                                           17
                 Gunderson L.L.C.

     24          Power of Attorney      Located on the signature page.                             8
